PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT is dated as of the 9th day of October 2012 by and among (i) CHRISTALS ACQUISITION, LLC, a Delaware limited liability company, having a business address at c/o Gem Ventures Ltd., 590 Madison Avenue, 27th Floor, New York, New York 10022 ("Acquisition or "Buyer"), (ii) RETAIL SERVICES L.L.C., a Colorado limited liability company, having a business address at 15860 West 5th Avenue, Golden, Colorado 80401 ("Retail Services" or "Seller") and (iii) GARY ZEBROWSKI, ROSS JACKSON and GARY A. ZEBROWSKI, LIVING TRUST (collectively, the "Selling Members," and collectively with the Seller, the "Selling Group").

WHEREAS, the Selling Members are the sole members of Retail Services;

WHEREAS, the Selling Members are the sole members of each of the entities listed as a "Store" in the table on Schedule I hereto, each a limited liability company organized under the laws of the state indicated on Schedule I (the "Included Companies");

WHEREAS, Retail Services and the Included Companies (sometimes referred to herein collectively as the "Companies" and singly as a "Company") are engaged in the business of owning and operating retail stores in the field of novelty items, gifts and lingerie (the "Business"); and

WHEREAS, the Buyer desires to purchase the Business by acquiring (i) all of the assets of Retail Services used in or related to the Business and (ii) all of the membership interests of the Included Companies, each on the terms and conditions set forth herein; and

WHEREAS, Buyer intends to finance a portion of the Cash Purchase Price (as defined below) through the sale of secured debt (the "Senior Notes"), which is expected to be due in approximately four years (the maturity date of the Senior Notes is referred to herein as the "Repayment Date").

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, each of the Buyer and the Seller agrees as follows:

1. PURCHASE AND SALE.

1.1. Acquired Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing referred to in Section 4 hereof, Seller shall sell, assign, transfer and deliver to Buyer free and clear of all Claims and Encumbrances, and Buyer shall purchase, acquire and take assignment and delivery of, all of the assets (other than the Excluded Assets specified in Section 1.2) of Seller used in the Business (all of which assets are hereinafter referred to collectively as the "Acquired Assets"), including without limitation the following assets:

(a) Any and all of Seller's trade accounts receivable, credit card receivables and miscellaneous receivables;

(b) Any and all plants, fixtures, machinery, installations, equipment, furniture, tools, spare parts, supplies, materials and other personal property, including without limitation, those items described on Schedule 1.1(b) hereto, with such additions thereto and deletions therefrom as may hereafter arise in the ordinary course of business of the Business prior to the Closing consistent with such Seller's obligations under Section 7 hereof (the "Equipment");

(c) All of Seller's title to, interest in and rights under the leases of personal property described on Schedule 1.1(c) hereto (the "Personal Property Leases");

(d) All of Seller's inventories, including raw materials, parts, work in process, packaging and finished goods (the "Inventories");

(e) All of Seller's rights under the agreements with respect to those employees of the Business described on Schedule 1.1(e) hereto (collectively, the "Employee Agreements");

(f) All of Seller's rights under the purchase orders, contracts and agreements described on Schedule 1.1(f) hereto, for the purchase or sale of utilities, goods, materials and services, and under all other contracts, commitments and agreements of Seller entered into in the ordinary course of business prior to the Closing consistent with Seller's obligations under Section 7 hereof, including all claims, contract rights, product and warranty claims relating thereto (the contracts and agreements referred to in this paragraph (f) being referred to collectively as the "Other Contracts");

(g) All of Seller's transferable rights under the licenses, permits and approvals, both governmental and private described on Schedule 1.1(g) hereto (the "Permits");

(h) All of Seller's intellectual property, including all trademarks (including common law trademarks), logos, trade names, trade secrets, corporate names (including without limitation, as applicable, the name "Christal's"), domain names, copyrights (excluding software), designs, patents and their respective registrations and applications, and all goodwill associated therewith (collectively the "Intellectual Property"), and licenses (as licensee or licensor), other agreements and applications with respect to the foregoing, production records, technical information, manufacturing know-how, processes, customer lists, telephone numbers and other intangible assets (collectively, the "Intangibles"), including without limitation those described on Schedule 1.1(h) hereto;

(i) All of Seller's accounting books, records and ledgers related to the Business, employment and personnel records for all employees of Seller related to the Business which are to be hired by Buyer (to the extent transferrable), information systems and all other documents and records relating to the Acquired Assets;

(j) All prepaid expenses and security deposits related to the Business or the other Acquired Assets as of the Closing Date, other than any prepaid expenses set forth on Schedule 1.1(j);

(k) All of Seller's title to, interest in and rights under the leases of real property described on Schedule 1.1(k) hereto (the "Real Property Leases");

(l) All of Seller's title to and interest in motor vehicles, including those described on Schedule 1.1(l) hereto;

(m) All the cash normally kept in the Stores for opening the following day, ("Store Cash");

(n) All of Seller's title to and interest in the other assets set forth on Schedule 1.1(n); and

(o) All of the outstanding equity interests of the Included Companies (the "Interests").

1.2. Excluded Assets. Notwithstanding the foregoing, Seller is not selling and Buyer is not purchasing, pursuant to this Agreement, and the term "Acquired Assets" shall not include, any of the following assets (the "Excluded Assets"):

(a) The consideration received by the Seller pursuant to this Agreement;

(b) The rights of the Seller under this Agreement

(c) The cash or bank accounts of the Included Companies and Seller, except the Store Cash as stated in Section 1.1(m) above; and

(d) Those assets set forth on Schedule 1.2(c) hereto.

2. ASSUMPTION OF CERTAIN OBLIGATIONS.

At the Closing, the Buyer set forth on Schedule I hereto shall assume, and agree to pay, perform, fulfill and discharge to the extent such obligations are obligations of Seller and not of any Included Company, the following obligations of Seller, each to the extent they relate exclusively to the Business (the "Assumed Liabilities"):

(a) all obligations and liabilities which arise after the Closing and which relate to events that transpire subsequent to the Closing, under Seller's Personal Property Leases, Employee Agreements, Real Property Leases, and Other Contracts;

(b) all obligations and liabilities reflected on the Compiled Balance Sheet (as defined in Section 5.5) which remain unpaid at the Closing, other than any liability with respect to an Excluded Asset;

(c) all obligations and liabilities incurred by the Stores in connection with the Business in the ordinary course of business subsequent to the date of the Compiled Balance Sheet and through the Closing Date, but only to the extent accrued in accordance with generally accepted accounting principles, consistently applied and

reflected on the Final Closing Statement (as defined in Section 3.2(c)), and other than any liability with respect to an Excluded Asset; and

(d) the obligations and liabilities of Retail Services which are set forth on Schedule 2(d) hereto which are unpaid at Closing.

Anything in this Agreement to the contrary notwithstanding, the Buyer shall not assume, and shall not be deemed to have assumed, any liability or obligation of Seller whatsoever, other than as specifically set forth in this Section 2 (with all such unassumed liabilities and obligations referred to herein as the "Excluded Liabilities"). The Selling Group shall indemnify and hold harmless Seller and the Included Companies from and against any Excluded Liabilities.

3. PURCHASE PRICE.

3.1. Delivery of Purchase Price. At the Closing, Buyer shall pay to the Selling Group, or their designee or designees, as the aggregate purchase price for the Acquired Assets and the Interests, an amount equal to $6,800,000 (including $300,000 of Contingent Seller Notes (as defined below)), less the aggregate amount of Indebtedness of the Companies outstanding as of the Closing Date as set forth on the Certificate of Indebtedness (the "Purchase Price"). The Purchase Price is subject to adjustment as provided in Section 3.2 below. The Purchase Price shall be paid as follows:

(a) $3,100,000 of the Purchase Price shall be paid to the Selling Group or their designee or designees by delivery by the Buyer of a subordinated promissory note due three months after the Repayment Date in the form of Exhibit A hereto (collectively, the "Seller Notes");

(b) $300,000 of the Purchase Price shall be paid to the Selling Group or their designee or designees by delivery by the Buyer of one or more contingent subordinated promissory notes in the aggregate principal amount of $300,000 (the "Contingent Seller Notes") and due three months after the Repayment Date. The Contingent Seller Notes shall vest and be payable if and only if, the aggregate revenues for ZJ Gifts F-2, L.L.C., ZJ Gifts F-3, L.L.C., ZJ Gifts F-4, L.L.C., ZJ Gifts F-5, L.L.C. and ZJ Gifts F-6, L.L.C. for any consecutive 12 calendar months ending prior to the Repayment Date exceeds $3,984,297.

(c) $50,000 of the Purchase Price (the "NWC Holdback Amount") will be paid by Buyer to the Escrow Agent referred to in Section 4.2 hereof by wire transfer or by delivery of a certified or bank check in such amount.

(d) That portion of the Purchase Price which is equal to the aggregate amount of all Indebtedness of the Companies outstanding on the Closing Date shall be paid by the Buyer, on behalf of the Companies, directly to the creditors to whom such Indebtedness is owed in discharge thereof pursuant to Section 4.2(e) below; and

(e) The balance of the Purchase Price (the "Cash Purchase Price") shall be paid by the Buyer to the Selling Group or their designee or designees by wire transfer or

by delivery of one or more certified or bank checks in the aggregate amount equal to such balance.

3.2. Purchase Price Adjustments.

(a) At the Closing, the Purchase Price shall be subject to adjustment in accordance with paragraph (b) below, based on an amount (the "Estimated Closing Net Working Capital") equal to the Seller's good faith calculation of the estimated Net Working Capital of the Companies as of the Closing Date. A written statement setting forth the Seller's good faith calculation of the Estimated Closing Net Working Capital together with an internally prepared balance sheet of the Companies as of the Closing Date immediately prior to giving effect to the Closing, prepared in accordance with United States generally accepted accounting principles applied on a basis consistent with the Compiled Balance Sheet ("GAAP"), except for the absence of normal management, month end and year-end adjustments and the absence of footnotes, shall be provided by the Seller to the Buyer no later than the close of business of the day preceding the Closing Date (the "Initial Closing Statement"). The Initial Closing Statement and the Estimated Closing Net Working Capital shall be reasonably acceptable to the Buyer. As used herein, "Net Working Capital" means, as of any particular date, the amount by which the sum of all current assets included in the Acquired Assets plus (without duplication) all current assets of the Included Companies as of such date (excluding Memphis Store Cash) exceed the sum of all current liabilities included in the Assumed Liabilities plus (without duplication) all current liabilities of the Included Companies as of such date (excluding Indebtedness of the Included Companies), determined in accordance with GAAP.

(b) If the Estimated Closing Net Working Capital is less than the Estimated Minimum Working Capital (as defined below), the Purchase Price payable at the Closing shall be reduced by an amount equal to such deficiency (such deficiency to reduce the Cash Purchase Price payable to the Seller at Closing). If the Estimated Closing Net Working Capital is greater than the Estimated Minimum Working Capital, the Purchase Price payable at the Closing shall be increased by an amount equal to such excess (such excess to increase the Cash Purchase Price payable at Closing). Such adjustment shall be calculated based on the Initial Closing Statement and the Seller's calculations of the Estimated Closing Net Working Capital delivered pursuant to paragraph (a) above. The adjustment made at Closing pursuant to the preceding sentence is referred to herein as the "Initial Adjustment", and shall be subject to subsequent adjustment as provided in paragraphs (c), (d) and (e) below. "Estimated Minimum Working Capital" shall mean $420,000, which Seller's represent is their good faith estimate of the Minimum Working Capital (as defined below).

(c) Within sixty (60) days after the Closing Date, the Buyer shall prepare and deliver to the Seller (i) an unaudited balance sheet of the Business as of the Closing Date immediately prior to giving effect to the Closing, and as of the end of each of the twelve calendar months immediately preceding the Closing Date (the "Test Dates"), in each case prepared in accordance with GAAP and (ii) an unaudited statement of Net Working Capital as of the close of business on the Closing Date, immediately prior to the Closing, prepared in accordance with GAAP (collectively with the balance sheet referred

to in (i) above, the "Final Closing Statement"). The Buyer and its accountants shall consult with the Seller's independent accountants in connection with the preparation of the Final Closing Statement and shall permit the Seller's accountants at the earliest practicable date to review and make copies of all work papers, schedules and calculations used in the preparation thereof. Inventories included on the Final Closing Statement shall be valued on the basis of a physical inventory conducted by the Seller and the Buyer on or about the Closing Date. "Minimum Working Capital" shall mean the average of the Net Working Capital on each of the Test Dates.

(d) When the Buyer delivers the Final Closing Statement, the Buyer shall also deliver a certificate (i) certifying that the Final Closing Statement was prepared in accordance with GAAP in accordance with the procedures set forth in paragraph (c) above and (ii) containing the Buyer's calculations, based on the Final Closing Statement (the "Buyer's Proposed Calculations") of the Net Working Capital as of the Closing Date (the "Closing Date Net Working Capital") and of the Minimum Working Capital. Within thirty (30) days after receipt of the Final Closing Statement and the accompanying certificate, the Seller shall notify the Buyer of ilts agreement or disagreement with the Final Closing Statement and the accuracy of any of the Buyer's Proposed Calculations. If the Seller disputes any aspect of the Final Closing Statement or the amount of any of the Buyer's Proposed Calculations, then the Seller shall have the right to direct their independent accountants, at the Seller's expense, to review and test the Final Closing Statement. The Seller's accountants shall complete their review and test within thirty (30) days after the date the Seller disputes the Buyer's Proposed Calculations. If the Seller and its independent accountants, after such review and test, still disagree with the Buyer's Proposed Calculations, and the Buyer does not accept the Seller's proposed alternative calculations (the "Seller's Proposed Calculations"), the Seller and the Buyer shall work together in good faith to attempt to resolve their differences concerning the Closing Date Net Working Capital and the Minimum Working Capital and if the Seller and the Buyer are unable to resolve such differences within fifteen (15) days after delivery of the Seller's Proposed Calculations to the Buyer, then the Seller and the Buyer shall direct Friedman LLP (the "Independent Accounting Firm") to resolve the remaining disputed items (the "Remaining Disputed Items") within thirty (30) days after the date of the Buyer's rejection of the Seller's Proposed Calculations by conducting its own review and test of the Final Closing Statement and thereafter selecting either the Seller's Proposed Calculations of the Remaining Disputed Items or the Buyer's Proposed Calculations of the Remaining Disputed Items or an amount in between the two. Each of the Seller and the Buyer agrees that it shall be bound by the Independent Accounting Firm's determination of the Remaining Disputed Items. The fees and expenses of the Independent Accounting Firm shall be paid one-half by the Seller and one-half by the Buyer, provided that if the difference between the Final Adjustment (as defined below) and the Final Adjustment that would have resulted from the use of the Proposed Calculations of one of the parties hereto (the "Erroneous Party") is more than twice as great as the difference between the Final Adjustment and the Final Adjustment that would have resulted from the use of the other party's Proposed Calculations, the Erroneous Party shall pay all of the fees and expenses of the Independent Accounting Firm.

(e) Upon the determination pursuant to paragraph (d) of this Section 3.2 of the Final Closing Statement, the Closing Date Net Working Capital and the Minimum Working Capital, the Purchase Price shall be recalculated pursuant to the formula contained in paragraph (b) of this Section 3.2, using the amounts so determined pursuant to Section 3.2(d) in lieu of the amounts used in the Initial Adjustment, including using the Minimum Working Capital in lieu of the Estimated Minimum Working Capital. If the Purchase Price as adjusted pursuant to this paragraph (e) (the "Final Adjustment") is greater than the Purchase Price as adjusted pursuant to the Initial Adjustment, the Buyer shall pay the difference to the Seller, and the Buyer and the Seller shall execute and deliver to the Escrow Agent written disbursement instructions authorizing the Escrow Agent to promptly release the NWC Holdback Amount to the Seller. If the Purchase Price as adjusted pursuant to the Final Adjustment is lower than the Purchase Price as adjusted pursuant to the Initial Adjustment, the Buyer shall recover any such deficiency from the NWC Holdback Amount (to the extent that the funds contained therein are sufficient), in which event the Buyer and the Seller shall execute and deliver to the Escrow Agent written disbursement instructions authorizing the Escrow Agent to promptly make such disbursement to the Buyer from the NWC Holdback Amount (with any remainder to be released to the Seller), and if the NWC Holdback Amount is not sufficient, the Seller shall pay the balance of such deficiency to the Buyer. Any payment by either the Buyer or the Seller pursuant to this paragraph (e) shall be made in cash or same day funds within ten (10) days after the determination of the Final Adjustment pursuant to this paragraph (e).

3.3. Allocation of Acquired Assets, Assumed Liabilities and Purchase Price. The Buyer and the Seller shall allocate the gross purchase price for the Acquired Assets (other than the Interests) and the assets of the Included Companies, as determined for U.S. federal income Tax purposes (taking into account the Assumed Liabilities and the liabilities of the Included Companies), among the Acquired Assets (other than the Interests) and the assets of the Included Companies as set forth on Schedule 3.3 hereto (the "Allocation"). The Buyer and the Seller shall modify the Allocation of the gross purchase price as appropriate in accordance with the principles and procedures used in determining the Allocation set forth on Schedule 3.3 to reflect any adjustments in the gross purchase price paid hereunder, as determined for federal income Tax purposes, made following the Closing in accordance with this Agreement. Each of the Buyer and the Seller hereto further agrees that (a) the Allocation shall be used in filing all required forms under Section 1060 of the Code and all Tax Returns and (b) it will not take any position inconsistent with such Allocation upon any examination of any such Tax Return, in any refund claim or in any Tax litigation or other proceeding. The Seller and the Buyer agree to consult with each other with respect to all issues related to the Allocation in connection with any Tax audits, controversies, or litigation.

3.4. Withholding Rights. The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to such payment under the Code, or any provision of state, local or foreign Tax law. Such deduction or withholding shall only be after written notice to Sellers with opportunity to pay such deduction or withholding amount directly to the taxing authority. To the extent that amounts are so withheld by the

Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

4. CLOSING.

4.1. Time and Place. The closing of the transfer and delivery of all documents and instruments necessary to consummate the transactions contemplated by this Agreement (the "Closing") shall be held on a mutually acceptable date, expected to be no later than October 15, 2012 at a place to be determined by the parties. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "Closing Date."

4.2. Transactions at Closing. At the Closing:

(a) Each Seller shall duly execute and deliver to the applicable Buyer or its nominee or nominees such deeds, certificates of title or other instruments of assignment and transfer with respect to the Acquired Assets as the applicable Buyer may reasonably request and as may be necessary to vest in the Buyer good and marketable title to all of the Acquired Assets, in each case subject to no Encumbrance (as defined in Section 5.9).

(b) Each Buyer shall duly execute and deliver to the applicable Seller such instruments of assumption and other documents with respect to the Assumed Liabilities as the applicable Seller may reasonably request.

(c) The Buyer shall deliver the NWC Holdback Amount to Gottbetter & Partners, LLP (the "Escrow Agent").

(d) The Seller shall deliver to the Buyer pay-off letters and lien discharges (or agreements therefor) from any lender to whom the Companies owe any Indebtedness, save and except those liabilities assumed by Buyer.

(e) The Buyer shall pay and discharge all outstanding Indebtedness of the Companies described on the Certificate of Indebtedness (as defined in Section 8.12).

(f) The Seller shall deliver a properly executed statement dated as of the Closing Date that meets the requirements of Treasury Regulations Section 1.1445-2(b)(2).

(g) The Buyer shall deliver the Seller Notesto Seller or to such other entity or entities as Retail Services shall designate to the Buyers.

(h) The Buyer shall deliver the Cash Purchase Price to the Seller or to such other entity or entities as Retail Services shall designate to the Buyer by wire transfer of immediately available funds.

(i) Each of the parties hereto shall execute and deliver each of the agreements required to be signed by such party pursuant to Sections 8 and 9.

5. REPRESENTATIONS AND WARRANTIES OF THE SELLING GROUP.

Each member of the Selling Group jointly and severally represents and warrants to the Buyer as follows:

5.1. Organization of the Companies; Authority. Each Company is a limited liability company duly organized, validly existing and in good standing under the laws of its state of organization. Each Company is duly qualified and in good standing as a foreign limited liability company in all jurisdictions in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, operations or financial condition of the Companies, taken as a whole. The Seller has delivered to the Buyer complete and correct copies of the formation and organizational agreements of each of the Companies and all amendments thereto. The Seller has all requisite power and authority to own and hold the Acquired Assets owned or held by them, to carry on the Business as such business is now conducted and to execute and deliver this Agreement and the Escrow Agreement (as defined in Section 8.13) and the other documents, instruments and agreements contemplated hereby or thereby (collectively, the "Transaction Documents") to which any of them is a party and to carry out all actions required of them pursuant to the terms of the Transaction Documents.

5.2. Approval; Binding Effect. The Seller has obtained all necessary authorizations and approvals from their Boards of Managers or other similar governing bodies and their members required for the execution and delivery of the Transaction Documents to which any of them is a party and the consummation of the transactions contemplated hereby and thereby. Each of the Transaction Documents to which any member of the Selling Group is a party has been duly executed and delivered by such member and constitutes the legal, valid and binding obligation of such member enforceable against it in accordance with its terms, except to the extent the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

5.3. Non-Contravention. The execution and delivery by each member of the Selling Group of the Transaction Documents to which it is a party and the consummation by such member of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provision of the formation or organizational agreements of any Company, each as amended to date; or (b) constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any Encumbrance upon any property of any of the Companies or the Selling Members (including without limitation any of the Acquired Assets) pursuant to (i) any agreement or instrument to which any of the Companies or the Selling Members is a party or by which any of the Companies or the Selling Members or any of their respective properties (including without limitation any of the Acquired Assets) is bound or to which any of the Companies or the Selling Members or any of such properties is subject, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental or regulatory authority applicable to any of the Companies or the Selling Members.

5.4. Governmental Consents; Transferability of Licenses, Etc. Except as set forth on Schedule 5.4, no consent, approval or authorization of, or registration,

qualification or filing with, any governmental agency or authority (foreign, federal, state or local) is required for the execution and delivery by any member of the Selling Group of the Transaction Documents to which it is a party or for the consummation by such member of the transactions contemplated hereby or thereby. The Companies have and maintain, and the Permits listed on Schedule 1.1(g) and Schedule 5.4 hereto include, all licenses, permits and other authorizations from all governmental authorities as are necessary or desirable for the conduct of the Business or in connection with the ownership or use of the Acquired Assets. Except as expressly designated on Schedule 5.4, all of the Permits are transferable (as necessary) to the Buyer, and true and complete copies of such Permits have previously been delivered to the Buyer.

5.5. Financial Statements. The Seller has delivered the following financial statements (the "Financial Statements") to the Buyer, and they are attached as Schedule 5.5(a) hereto: (a) the combined balance sheets of the Stores and the Included Companies as of December 31, 2010 and December 31, 2011 which have been compiled by the Seller's independent accountants (the latter balance sheet being referred to herein as the "Compiled Balance Sheet"), (b) the combined statements of income of the Stores and the Included Companies for each fiscal year then ended and (c) the internally prepared combined balance sheet of the Stores and the Included Companies as of August 31, 2012 and the related combined statement of income for the Stores and the Included Companies for the three month period then ended (collectively, the "Interim Financials"). Each of the Financial Statements are true and correct and have been prepared in accordance with United States generally accepted accounting principles, consistently applied (subject, in the case of the Interim Financials, to the absence of footnotes and to normal recurring year-end audit adjustments); each of such balance sheets fairly and accurately presents the financial condition of the Stores and the Included Companies as of its respective date; and such statements of income fairly and accurately present the results of operations of the Stores and the Included Companies for the periods covered thereby.

5.6. Absence of Certain Changes. Except as set forth on Schedule 5.6, since August 31, 2012, the Companies have carried on their businesses only in the ordinary course, and there has not been (a) any change in the assets, liabilities, sales, income or business of the any of the Companies or in their relationships with suppliers, customers or lessors, other than changes which were both in the ordinary course of business and have not been, either in any case or in the aggregate, materially adverse; (b) any acquisition or disposition by any of the Companies of any asset or property other than in the ordinary course of business; (c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting, either in any case or in the aggregate, the property or business of any of the Companies; (d) any declaration, setting aside or payment of any dividend or any other distributions in respect of any Company's equity interests; (e) any increase in the compensation, pension or other benefits payable or to become payable by any Company to any of its officers or employees, or any bonus payments or arrangements made to or with any of them (other than pursuant to the terms of any existing written agreement or plan of which the Buyer has been supplied complete and correct copies); (f) any forgiveness or cancellation of any debt or claim by any of the Companies or any waiver of any right of material value other than compromises of accounts receivable in the ordinary course of business; (g) any entry by any of the Companies into any

transaction other than in the ordinary course of business; (h) any incurrence by any of the Companies of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business; (i) any mortgage, pledge, lien, lease, security interest or other charge or Encumbrance on any of the assets, tangible or intangible, of any of the Companies; or (j) any discharge or satisfaction by any of the Companies of any Encumbrance or payment by any of the Companies of any obligation or liability (fixed or contingent) other than (A) current liabilities included in the Compiled Balance Sheet and (B) current liabilities incurred since the date of the Compiled Balance Sheet in the ordinary course of business.

5.7. Litigation, Etc. Except as set forth on Schedule 5.7 hereto, no action, suit, proceeding or investigation is pending or, to the knowledge of any member of the Selling Group, threatened, relating to or affecting any of the Acquired Assets or the Companies or their properties, or which questions the validity of any of the Transaction Documents or challenges any of the transactions contemplated hereby or thereby, nor, to the knowledge of any member of the Selling Group, is there any basis for any such action, suit, proceeding or investigation.

5.8. Conformity to Law. Except as set forth on Schedule 5.8, each of the Companies has complied with, and is in compliance with (a) all foreign, federal, state and local laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to such Company or any of its assets (including the Acquired Assets) (including, without limitation, any labor, environmental, occupational health, zoning or other law, regulation or ordinance) and (b) all unwaived terms and provisions of all Permits, contracts, agreements and indentures to which such Company is a party, or by which such Company or any of its assets (including the Acquired Assets) is subject. Except as set forth in Schedule 5.8 hereto, none of the Companies has committed, been charged with, nor, to the knowledge of any member of the Selling Group, been under investigation with respect to, nor does there exist, any material violation of any provision of any foreign, federal, state or local law or administrative regulation in respect of the Companies or any of their assets (including the Acquired Assets). Without limiting any of the foregoing, each of the Companies is in compliance with all local laws, regulations and ordinances relating to establishments relating to "adult" products (where applicable), and has not violated and is not in violation of any Permits or approvals relating thereto and has not been under investigation with respect thereto or been notified of any violation or potential violation thereof.

5.9. Title to Acquired Assets. Except as set forth on Schedule 5.9, the Companies are the lawful owner of and have good and valid record and marketable title to all of their respective assets (including, as applicable, the Acquired Assets), and have the full right to sell, convey, transfer, assign and deliver such assets (including the Acquired Assets), without the need to obtain the consent or approval of any third party. Except for liens described on Schedule 5.9 hereto which secure Indebtedness and which will be discharged at or prior to the Closing, all of the assets of the Companies (including the Acquired Assets) are entirely free and clear of any security interests, liens, claims, charges,

options, mortgages, debts, leases (or subleases), conditional sales agreements, title retention agreements, encumbrances of any kind, material defects as to title or restrictions against the transfer or assignment thereof (collectively, "Encumbrances"). All of the assets of the Companies (including the Acquired Assets) are in good condition and repair (reasonable wear and tear excepted) and are adequate and sufficient to carry on the Business as presently conducted. At and as of the Closing, the Seller will convey the Acquired Assets to the Buyer by deeds, bills of sale, certificates of title and other instruments of assignment and transfer effective in each case to vest in the Buyer, and the Buyer will have, good and valid record and marketable title to all of the Acquired Assets of such Seller, free and clear of all Encumbrances. To the best of the Selling Group's Knowledge, the Perfection Certificate attached hereto as Schedule 5.9a is true and correct and does not omit any fact necessary to make the statements included therein misleading.

5.10. Real Property; Safety, Zoning and Environmental Matters.

(a) Schedule 5.10 hereto sets forth complete and accurate descriptions of all real property owned or leased by any of the Companies (the "Real Property"). There are no material defects in the Real Property, as to title or condition, not described on Schedule 5.10. None of the Companies has received any notice that either the whole or any portion of the Real Property is to be condemned, requisitioned or otherwise taken by public authority. No member of the Selling Group has any knowledge of any public improvements which may result in special assessments against or otherwise affect the Real Property. The Seller enjoys quiet possession of the properties covered by the Real Property Leases and the Included Companies enjoy quiet possession of the properties covered by any real property leases to which either of them is a party.

(b) To the best of the Selling Group's knowledge and belief and except as set forth on Schedule 5.10:

(i) Neither the Companies nor any operator of any real property presently or formerly owned, leased or operated by any of the Companies is in violation or alleged violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any foreign, federal, state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws");

(ii) None of the Companies has received notice from any third party, including without limitation any foreign, federal, state or local governmental authority, (A) that any of the Companies or any predecessor in interest has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the

National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (B) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, oil or hazardous material or other chemical or substance (including, without limitation, asbestos in any form, urea formaldehyde or polychlorinated biphenyls) regulated by any Environmental Laws ("Hazardous Substances") which any of the Companies or any predecessor in interest has generated, transported or disposed of has been found at any site at which a foreign, federal, state or local agency or other third party has conducted or has ordered that any Company or any predecessor in interest conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (C) that any of the Companies or any predecessor in interest is or shall be a named party to any claim, action, cause of action, complaint, (contingent or otherwise) legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

(iii) (A) no portion of any real property presently or formerly owned, leased or operated by any of the Companies has been used for the handling, manufacturing, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (B) in the course of any activities conducted by any of the Companies or operators of any real property presently or formerly owned, leased or operated by any of the Companies, no Hazardous Substances have been generated or are being used on such properties except in accordance with applicable Environmental Laws; (C) all real properties presently or formerly owned, leased or operated by any of the Companies are free from contamination of every kind, including without limitation, groundwater, surface water, soil, sediment and air contamination, and such properties do not contain any Hazardous Substances, except in each case to the extent that the presence of Hazardous Substances on such properties does not violate any applicable Environmental Laws; (D) there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from any real property presently or formerly owned, leased or operated by any of the Companies, except in accordance with applicable Environmental Laws; (E) there have been no releases on, upon, from or into any real property in the vicinity of any real property presently or formerly owned, leased or operated by any of the Companies which, through soil or groundwater contamination, may have come to be located on such real property except for Hazardous Substances whose presence on such real property does not violate any applicable Environmental Laws; and (F) in addition, any Hazardous Substances that have been generated on any real property presently or formerly owned, leased or operated by any of the Companies have been transported offsite only by carriers having identification numbers issued by the EPA and have been treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which

transporters and facilities have been and are, to the knowledge of the members of the Selling Group, operating in compliance with such permits and applicable Environmental Laws; and

(iv) no real property presently or formerly owned, leased or operated by any of the Companies is or shall be subject to any applicable environmental cleanup responsibility law or environmental restrictive transfer law or regulation, by virtue of the transactions set forth herein and contemplated hereby.

(c) Attached as part of Schedule 5.10 is a list of all documents, reports, site assessments, data, communications or other materials, in the possession of the Companies or any other member of the Selling Group or to which any of them has access, which contain any material information with respect to potential environmental liabilities associated with any real property presently or formerly owned, leased or operated by any of the Companies and relating to compliance with Environmental Laws or the environmental condition of such properties and adjacent properties. The Seller has furnished to the Buyer complete and accurate copies of all of the documents, reports, site assessments, data, communications and other materials listed on Schedule 5.10 hereto.

5.11. Equipment. Schedules 1.1(b) and 5.11 hereto set forth a complete and accurate list of all of the Equipment other than items having a book or market value individually of less than $1,000 or expensed for tax purposes. The Personal Property Leases listed on Schedule 1.1(c) hereto, together with any other personal property leases of the Included Companies set forth on Schedule 5.11 hereto, include all leases by any of the Companies of any item of personal property used in the Business. The Equipment, and all personal property held by any of the Companies under the Personal Property Leases, together with the equipment and the personal property leases set forth on Schedule 5.11 hereto, are utilized by the Companies in the ordinary course of business.

5.12. Inventories. Except as set forth on Schedule 5.12 hereto, the Inventories, together with the inventories of the Included Companies consist solely of, and will consist solely of, material and goods of a quality and quantity which are usable or saleable in the normal course of the business carried on by the Companies, or to be carried on by the Buyer, as the case may be, net of any reserve for excessive or obsolete inventories reflected on the Final Closing Statement. Such inventories are adequate for present needs of the Business, are fairly reflected on the books of account of the Companies, stating items of inventory at the lower of cost or market value in accordance with GAAP, with adequate allowance for excessive or obsolete inventories.

5.13. Insurance. Schedule 5.13 hereto lists all policies of fire, liability, workmen's compensation, life, property and casualty and other insurance owned or held by the Companies. All such policies (a) are in full force and effect, (b) are sufficient for compliance by each of the Companies with all requirements of law and all agreements to which any of such Companies is a party, (c) provide that they will remain in full force and effect through the respective dates set forth in such Schedule, and (d) will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this

Agreement. None of the Companies is in default with respect to its obligations under any of such insurance policies and none of them has received any notification of cancellation of any such insurance policies.

5.14. Contracts. Schedule 5.14 sets forth a complete and accurate list of all contracts to which any of the Companies is a party or by which any of the Companies is bound or to which any of the Companies or any of their assets (including the Acquired Assets) is subject, except (a) contracts entered into in the ordinary course of business after the date hereof and prior to the Closing, which will be identified to the Buyer in writing prior to the Closing, (b) contracts terminable by the applicable Company upon 30 days notice or less without the payment of any termination fee or penalty or any continuing obligation or liability, and (c) contracts listed in other Schedules hereto. As used in this Section 5.14, the word "contract" means and includes every agreement or understanding of any kind, written or oral, which is legally enforceable by or against a Company, and specifically includes (a) contracts and other agreements with any current or former officer, director, employee, consultant, manager, member or shareholder or any partnership, corporation, joint venture or any other entity in which any such person has an interest; (b) agreements with any labor union or association representing any employee; (c) contracts and other agreements for the provision of services by a Company; (d) bonds or other security agreements provided by any party in connection with the business of any of the Companies; (e) contracts and other agreements for the sale of any of the Companies' assets or properties other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of the Companies' assets or properties; (f) joint venture agreements relating to the assets, properties or business of any of the Companies or by or to which they or any of their assets or properties are bound or subject; (g) contracts or other agreements under which any of the Companies agrees to indemnify any party, to share tax liability of any party, or to refrain from competing with any party; (h) any contracts or other agreements with regard to Indebtedness; (i) contracts for the lease, possession or other use of real property, including without limitations the Real Property, by any of the Companies; or (j) any other contract or other agreement whether or not made in the ordinary course of business. The Seller has delivered to the Buyer true, correct and complete copies of all such contracts (or accurate descriptions of all oral agreements), together with all modifications and supplements thereto. Each of the contracts listed on Schedule 5.14 hereto or any of the other Schedules hereto is in full force and effect, the applicable Company is not in breach of any of the provisions of any such contract, nor, to the knowledge of any member of the Selling Group, is any other party to any such contract in default thereunder, nor does any event or condition exist which with notice or the passage of time or both would constitute a default thereunder. Each of the Companies has in all material respects performed all obligations required to be performed by it to date under each such contract. Subject to obtaining any necessary consents by the other party or parties to any such contract (the requirement of any such consent being reflected on Schedule 5.14), no contract includes any provision the effect of which may be to enlarge or accelerate any obligations of the applicable Buyer or Company to be assumed or transferred thereunder or give additional rights to any other party thereto or will in any other way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement and the other Transaction Documents.

5.15. Compensation of and Contracts with Employees. Schedule 5.15 hereto sets forth a complete and accurate list of each employee of the Companies and the rate, character and amount of the compensation paid to such employee for the fiscal year ended June 30, 2012. There have been no changes in such compensation since such date. Except as listed in Schedule 1.1(e) or Schedule 5.15 hereto, none of the Companies has any employment agreement, written or oral, with any currently active employee, including any agreement to provide any bonus or benefit to any such employee. Except as set forth on Schedule 5.15, since June 30, 2012, the Companies have not made any pension, bonus or other payment, other than base salary, or become obligated to make any such payment, to any employee of any of the Companies. Except as set forth on Schedule 5.15, the Companies do not have any outstanding loans or advances to employees. Any employee of any of the Companies who, at the Closing Date is on short or long term disability is accurately listed as such on Schedule 5.15.

5.16. Employee Benefit Plans.

(a) Employee Benefit Plans and Liabilities. Within the five-consecutive-year period immediately preceding the first day of the year in which the Closing occurs neither any of the Companies nor any ERISA Affiliate thereof has contributed to, or has any actual or contingent, direct or indirect, liability in respect of, any employee benefit plan (as defined in Section 3(3) of ERISA) or other employee benefit arrangement (collectively, the "**Plans**"), other than those liabilities with respect to such Plans listed on Schedule 5.16(a). Schedule 5.16(a) sets forth an accurate list of all Plans and the Selling Group has delivered to the Buyer accurate and complete copies of all of the Plans. At no time during such five year period has any of the Companies or any ERISA Affiliate thereof participated in or contributed to any Multiemployer Plan, nor during such period have the Borrowers or any ERISA Affiliate thereof had an obligation to participate in or contribute to any such Multiemployer Plan. No agreement subject to Section 4204 of ERISA has been entered into in connection with the transactions contemplated in this Agreement. There are no outstanding liabilities of any of the Companies or any ERISA Affiliate thereof to any employee benefit plans previously maintained by any of the Companies or any ERISA Affiliate thereof, and, to the Selling Group's Knowledge, the Companies do not have any potential liabilities in connection therewith. There are no actions, suits or claims, other than for benefits in the ordinary course, pending or, to the Selling Group's Knowledge, threatened against any of the Companies, any ERISA Affiliate thereof or the Plans which might subject any of the Companies or any ERISA Affiliate thereof to any material liability.

(b) Plan Compliance. The Companies, individually and collectively, are in compliance in all material respects with all reporting, disclosure and registration requirements applicable to it under the Code, ERISA and all federal and state securities laws, and Department of Labor, Internal Revenue Service and Commission rules and regulations promulgated thereunder, with respect to all of the Plans, and are not subject to any material liability, whether asserted or not, for any penalties to any Governmental Authority for late filing of any return, report or other governmental filing. No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA or any other federal or state law is pending or threatened against any fiduciary of the Plans.

No Plan, or any fiduciary thereof, has been, or is currently, the direct or indirect subject of an audit, investigation or examination by any Governmental Authority. All of the Plans comply currently, and have complied at all times (and all former Plans have complied at all times in the past), both as to form and operation, in all material respects, with their terms and with all Requirements of Law applicable thereto. Each of the Plans maintained by the Companies or any ERISA Affiliate thereof that is an "employee benefit pension plan" (within the meaning of Section 3(2)(a) of ERISA) (each a "**Pension Plan**") either has (i) obtained a favorable determination (covering all changes or amendments applicable under Requirements of Law) from the Internal Revenue Service as to its qualification under Sections 401(a) and 501(a) of the Code or (ii) is within the remedial amendment period (as provided in Section 401(b) of the Code) for making any required changes or amendments, and nothing has occurred before or after the date of any such determination letter as would adversely affect such qualification. All amounts that are currently owing to Plan participants (including, without limitation, former Plan participants), or contributions required to be made to the Plans have been timely paid or contributed with respect to all periods prior to the Closing Date.

(c) Prohibited Transactions. No Plan, nor any related trust, nor any of the Companies, nor any trustee, administrator or other "party in interest" or "disqualified person" (within the meaning of Section 3(14) of ERISA or Section 4975(e)(2) of the Code, respectively) with respect to the Plans, has engaged in any nonexempt "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code, respectively) with respect to the participation of any of the Companies therein, which could subject any of the Plans or related trusts, or any trustee, administrator or other fiduciary of any such Plan, or any of the other Companies or the Buyer, or any other party dealing with the Plans, to the penalties or excise tax imposed on prohibited transactions by Section 502 of ERISA or Section 4975 of the Code.

(d) Miscellaneous. Except as set forth on Schedule 5.16(d) hereto, none of the Companies nor any Plan provides for or promises retiree, medical, disability or life insurance benefits to any current or former employee, officer or director of any of the Companies other than continuation coverage required by section 4980B of the Code. None of the Companies is a party to or obligated under any agreement, plan, contract or other arrangements that will result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of section 280G of the Code.

5.17. Labor Relations. Except as set forth on Schedule 5.17, each of the Companies is in compliance with all foreign, federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, and is not engaged in any unfair labor practice. Except as set forth on Schedule 5.17, there is no charge pending or, to the knowledge of the members of the Selling Group, threatened against any of the Companies alleging unlawful discrimination in employment practices before any court or agency and there is no charge of or proceeding with regard to any unfair labor practice against any of the Companies pending before the National Labor Relations Board or any similar entity. There is no labor

strike, dispute, slow-down or work stoppage actually pending or, to the knowledge of the members of the Selling Group, threatened against or involving any of the Companies. No one has petitioned within the last three (3) years, and no one is now petitioning, for union representation of any of the Companies' employees. No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against any of the Companies and no claim therefor has been asserted. None of the employees of any of the Companies is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by any of the Companies. None of the Companies has experienced any work stoppage during the last five years.

5.18. Intellectual Property, Etc. Schedule 1.1(h) hereto, together with Schedule 5.18 hereto, sets forth a complete and accurate list of (a) all patents, trademarks, logos, trade names, domain names and copyrights registered or applied for in the name of any of the Companies, (b) all other patents, trademarks, logos, trade names, domain names and copyrights used or proposed to be used by any of the Companies, all applications therefor, and all licenses (as licensee or licensor) and other agreements relating thereto, and (c) all written agreements relating to other technology, know-how and processes which any of the Companies is licensed or authorized by others to use or which any of the Companies has licensed or authorized for use by others. Except to the extent set forth in Schedule 1.1(h) or Schedule 5.18, the Companies, as applicable, (x) own or have the sole and exclusive right to use all patents, trademarks, logos, trade names, domain names and copyrights referred to in clause (a) of the preceding sentence, (y) have the right without restriction to use all patents, trademarks, logos, trade names, domain names and copyrights referred to in clause (b) of the preceding sentence, and (z) have the right to use all technology, know-how and processes used or necessary for the ordinary course of business as presently conducted or proposed to be conducted, and the consummation of the transactions contemplated hereby and by the other Transaction Documents will not alter or impair any such right. No claims have been asserted, and no claims are pending, by any person regarding the use of any such patents, trademarks, logos, trade names, domain names, copyrights, technology, know-how or processes, or challenging or questioning the validity or effectiveness of any license or agreement, and to the knowledge of the members of the Selling Group there is no basis for such claim. To the knowledge of the members of the Selling Group, all patents, trademarks, logos, trade names, domain names and copyrights are valid, subsisting and enforceable, and the use by the Companies of such patents, trademarks, logos, trade names, domain names, copyrights, technology, know-how or processes in the ordinary course of business does not infringe on the rights of any Person. Retail Services has been the owner of each of the marks set forth on Schedule 1.1(h) hereto at all times since and including the date of filing of the Trademark Application therefor with the USPTO.

5.19. Suppliers. Schedule 5.19 hereto sets forth the twenty (20) largest suppliers of the Companies, taken as a whole as of the date hereof, based on the dollar amount of purchases and sales for the preceding twelve (12) full months. The relationships of the Companies with such suppliers are good commercial working relationships and, except as set forth on Schedule 5.19, no supplier of material importance to the Companies has cancelled or otherwise terminated, or threatened to cancel or otherwise to terminate, its relationship with the Companies or has during the last twelve (12) months decreased

materially, or threatened to decrease or limit materially, its services, supplies or materials for use in the Business, and the consummation of the transactions contemplated hereby and by the other Transaction Documents will not adversely affect the relationship of the Buyer with any such supplier.

5.20. Acquired Assets Complete. The Acquired Assets, when utilized with a labor force substantially similar to that currently employed by the Seller at the Real Property, together with the assets of the Included Companies, are adequate and sufficient to conduct the Business as currently conducted by the Companies.

5.21. No Undisclosed Liabilities. Except to the extent (a) reflected or reserved against in the Compiled Balance Sheet, (b) incurred in the ordinary course of business after the date of the Compiled Balance Sheet and either discharged prior to Closing or reflected or reserved against on the Final Closing Statement or (c) described on any Schedule hereto, none of the Companies has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise (including without limitation as guarantor or otherwise with respect to obligations of others), other than performance obligations with respect to the Companies' contracts that would not be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP.

5.22. Taxes.

(a) Except as disclosed on Schedule 5.22, each of the Companies has duly and timely filed with the appropriate government agencies all Tax Returns and reports required to have been filed by it, and all such Tax Returns were correct and complete. Except as set forth on Schedule 5.22, no waiver of any statute of limitations relating to Taxes has been executed or given by any of the Companies. All Taxes, assessments, fees and other governmental charges upon any of the Companies or upon any of their properties, assets, revenues, income and franchises with respect to any periods ending on or before the Closing Date have been timely paid, other than those that are currently payable without penalty or interest. Except as set forth on Schedule 5.22, no federal Tax Return of any of the Companies is currently under audit by the IRS, and no other Tax Return of any of the Companies is currently under audit by any other Tax Authority, and there are no other pending or active legal or administrative proceedings involving Tax matters of any of the Companies. Neither the IRS nor any other Tax Authority is now asserting or, to any member of the Selling Group's knowledge, threatening to assert against any of the Companies any deficiency or claim for additional Taxes. There are no liens for Taxes on any of the assets of any Company, other than any liens for Taxes not yet due and payable.

(b) The Seller has delivered to the Buyer all Tax Returns filed by the Companies for all taxable periods ending on or after January 1, 2006, and any other Tax Returns filed within the last five years. No Tax Authority with which any of the Companies does not file Tax Returns has claimed that any of the Companies is or may be required to file Tax Returns with that Tax Authority.

(c) Except as set forth on Schedule 5.22 none of the Included Companies (i) has been a member of an affiliated group of corporations (as defined in Section 1504(a) of the Code); (ii) has filed or been required to file or been included in a combined, consolidated, or unitary federal, state, local or foreign income Tax Return; nor (iii) is any of them a successor to any other entity for Tax purposes by way of merger, liquidation or other transaction. There is no agreement or arrangement with any person or entity pursuant to which any of the Included Companies would have an obligation with respect to Taxes of another person or entity following the Closing.

(d) Each of the Companies has timely withheld and paid all Taxes required to have been withheld or paid in connection with amounts paid or owing to any employee, creditor, independent contractor or third party. None of the Companies has any liability for Taxes, benefits or compensation as a result of the misclassification of (i) employees as independent contractors or (ii) independent contractors as employees.

(e) Neither the Buyer nor any of its Affiliates will be required pursuant to section 1445(a) of the Code to deduct or withhold any consideration or amount paid in connection with this Agreement.

(f) Each of the Companies has always been and as of the Closing will be classified as a partnership (or an entity disregarded as separate from its owners) and not treated as a corporation for federal income tax purposes, and no election has ever been filed to treat any Company as an association taxable as a corporation for federal or any state or local income tax purposes.

(g) No Company has participated (i) in any "tax shelter" within the meaning of Section 6111 of the Code (as in effect prior to the enactment of P.L. 108-357 or any comparable laws of jurisdictions other than the United States) or (ii) in any "reportable transaction" within the meaning of Treasury Regulations Section 1.6011-4(b) or any comparable laws of jurisdictions other than the United States.

(h) There are no outstanding rulings of, or requests for rulings by, any Tax Authority addressed to any Memphis Subsidiary that are, or if issued would be, binding on that entity.

5.23. Broker. Except for The Hughes Group, which has acknowledged in writing that the Selling Group shall be exclusively responsible for its compensation, none of the Companies or the Selling Members has retained, utilized or been represented by any broker, agent, finder or intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

5.24. Potential Conflicts of Interest. Except as set forth on Schedule 5.24, no officer, director, manager, member, stockholder or employee (or Affiliate (as defined in Section 13) thereof) of the Companies (a) owns, directly or indirectly, any interest in (excepting not more than 1% stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, manager, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of any

of the Companies; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which any of the Companies is using or the use of which is necessary for the Business; (c) has any cause of action or other claim whatsoever against, or owes any amount to, any of the Companies, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Employee Benefit Plans and similar matters and agreements; or (d) is a party to any agreement, contract or commitment with any of the Companies or has received any loan, advance or investment from any of the Companies that has not been repaid in full prior to the date hereof.

5.25. Indebtedness. Except for Indebtedness described on Schedule 5.25 hereto, none of the Companies has any Indebtedness outstanding at the date hereof. Except as disclosed on Schedule 5.25 hereto, none of the Companies is in default with respect to any outstanding Indebtedness or any instrument relating thereto. Complete and correct copies of all instruments (including all amendments, supplements, waivers and consents) relating to any Indebtedness of the Companies have been furnished to the Buyer. As of the Closing Date, the Companies will have no Indebtedness outstanding other than as described on the Certificate of Indebtedness.

5.26. Subsidiaries; Capitalization of Included Companies. Except as set forth on Schedule 5.26 hereto, none of the Companies owns or holds of record and/or beneficially any shares of any class of the capital of any corporation. Except as set forth on Schedule 5.26 hereto, none of the Companies owns any legal and/or beneficial interests in any limited liability companies, partnerships, business trusts or joint ventures or in any unincorporated trade or business enterprises. As of the date hereof, all of the Interests in the Included Companies are owned of record by the Selling Members and constitute all of the issued and outstanding membership interests of each of the Included Companies. All of the Interests are validly issued and outstanding and were not issued in violation of any preemptive rights. There are no commitments for the purchase or sale of, and no options, warrants or other rights to subscribe for or purchase, any membership interests or other securities of any of the Companies to which any of such Companies is bound.

5.27. Product Warranty; Product Liability. None of the Companies manufactures any products. To the Selling Group's best knowledge and belief, (i) each product sold, leased, or delivered by any of the Companies has been in conformity with all applicable contractual commitments and all express and implied warranties, and (ii) none of the Companies has any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted) for replacement or repair thereof or other damages in connection therewith, in excess of the reserve for product warranty claims set forth on the Final Closing Statement. No product sold or delivered by any of the Companies is subject to any guaranty, warranty, or other indemnity by any of the Companies beyond the applicable standard terms and conditions of sale. Prior to the date hereof, the Seller has delivered to the Buyer copies of the standard terms and conditions of sale for products delivered by the Companies (containing all applicable guaranty, warranty, and indemnity provisions) and such terms and conditions are complete and accurate in all respects. None of the Companies has any liability arising out of any injury to individuals or property as a result of the ownership, possession, or use

of any product sold or delivered by any of the Companies, except liabilities for which appropriate reserves have been established in accordance with GAAP.

5.28. Officers and Directors; Bank Accounts, Signing Authority, Powers of Attorney. Schedule 5.28 lists all officers and directors (or equivalent governing positions) of the Included Companies. Except as set forth on Schedule 5.28 hereto, the Included Companies do not have an account or safe deposit box in any bank and no Person has any power, whether singly or jointly, to sign any checks on behalf of the Included Companies, to withdraw any money or other property from any bank, brokerage or other account of the Included Companies or to act under any power of attorney granted by the Included Companies at any time for any purpose. Schedule 5.28 hereto also sets forth the names of all Persons authorized to borrow money or sign notes on behalf of the Included Companies. The Included Companies have not granted any power of attorney to any Person.

5.29. Disclosure. No representation or warranty made by any member of the Selling Group in this Agreement or in any exhibit, schedule, written statement, certificate or other document delivered or to be delivered to the Buyer pursuant hereto or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

6. REPRESENTATIONS AND WARRANTIES OF THE BUYER.

Buyer represents and warrants to each member of the Selling Group as follows:

6.1. Organization of Buyer; Authority. Each Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Buyer has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out all of the actions required of it pursuant to the terms of such Transaction Documents.

6.2. Approval; Binding Effect. Each Buyer has obtained all necessary authorizations and approvals from its Board of Managers and members required for the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby. Each of the Transaction Documents to which each Buyer is a party has been duly executed and delivered by the applicable Buyer and constitutes the legal, valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms, except to the extent enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

6.3. Non-Contravention. The execution and delivery by each Buyer of the Transaction Documents to which it is a party and the consummation by such Buyer of the transactions contemplated hereby and thereby will not (a) violate or conflict with any

provisions of the formation or organizational agreements of such Buyer, each as amended to date; or (b) constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any lien upon any property of such Buyer pursuant to (i) any agreement or instrument to which such Buyer is a party or by which such Buyer or any of its properties is bound or to which such Buyer or any of its properties is subject, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental authority to which such Buyer is subject.

6.4. Governmental Consents. No consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by each Buyer of the Transaction Documents to which it is a party or for the consummation by each Buyer of the transactions contemplated hereby or thereby.

6.5. Broker. No Buyer has retained, utilized or been represented by any broker, agent, finder or other intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

7. CONDUCT OF BUSINESS BY THE COMPANIES PENDING CLOSING.

Each member of the Selling Group covenants and agrees that, from and after the date of this Agreement and until the Closing, except as otherwise specifically consented to or approved by the Buyer in writing:

7.1. Full Access. Upon reasonable prior written notice, the Selling Group shall afford to the Buyer and their authorized representatives full access during normal business hours to all properties, books, records, contracts and documents of the Companies and a full opportunity to make such reasonable investigations as they shall desire to make of the Companies or with respect to their assets (including the Acquired Assets), and the members of the Selling Group shall furnish or cause to be furnished to the Buyer and their authorized representatives all such information with respect to the affairs and businesses of the Companies and with respect to their assets (including the Acquired Assets) as the Buyer may reasonably request.

7.2. Carry on in Regular Course. The Companies shall maintain their assets (including the Acquired Assets) in good operating condition and repair, and make all necessary and/or scheduled renewals, additions and replacements thereto, and shall carry on their businesses diligently and substantially in the same manner as heretofore and not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting or operation.

7.3. No General Increases. None of the Companies shall grant any general or uniform increase in the rates of pay of employees of such Company, nor grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment to, for or with any such employees, prior to Closing (regardless of when such increase is to become effective); and, prior to Closing, none of the Companies shall

increase the compensation payable or to become payable to officers, key salaried employees or agents, or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, key salaried employees or agents.

7.4. No Distributions, Issuances, Repurchases, etc. Except in the ordinary course of business, none of the Companies shall declare or pay any dividends (whether in cash, membership interests or otherwise) on, or make any other distribution in respect of, any of its membership interests, or issue, purchase, redeem or acquire for value any of its membership interests.

7.5. Contracts and Commitments. None of the Companies shall enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business and consistent with the business practices of such Company or for which disclosure would be required under Schedule 5.14.

7.6. Purchase and Sale of Capital Assets. Other than pursuant to this Agreement, none of the Companies shall purchase or sell or otherwise dispose of capital assets of market value in excess of $5,000, without the prior written consent of the Buyer, and in no event shall purchase, sell or otherwise dispose of any capital asset other than in the ordinary course of business.

7.7. Insurance. The Companies shall maintain with financially sound and reputable insurance companies, funds or underwriters adequate insurance (including without limitation the insurance described on Schedule 5.13) of the kinds, covering such risks and in such amounts and with such deductibles and exclusions as are consistent with prudent business practice.

7.8. Preservation of Organization. The Companies shall use their best efforts to preserve their business organizations intact, to keep available to the Buyer the present key officers and employees of the Companies and to preserve for the Buyer the present relationships of the Companies' suppliers and customers and others having business relations with the Companies.

7.9. No Default. None of the Companies shall do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any contract, commitment or obligation of any of the Companies, including without limitation any of the Personal Property Leases, Employee Agreements, Real Property Leases, Other Contracts or any other contract listed on Schedule 5.14 or any other Schedule hereto.

7.10. Compliance with Laws. The Companies shall comply in all material respects with all laws, regulations and orders applicable with respect to the Companies or their assets (including the Acquired Assets) or as may be required for the valid and effective transfer of the Acquired Assets.

7.11. Advice of Change. The Seller will promptly advise the Buyer in writing of any material adverse change in the condition of any of the Acquired Assets or the Business.

7.12. No Shopping. The Companies and the Selling Members shall not and shall not permit their Affiliates to negotiate for, solicit or enter into any agreement with respect to the sale of the Business or any substantial portion of the Acquired Assets or membership interests of the Companies or any substantial portion of the Acquired Assets or the Business, or any merger, recapitalization or other business combination of any of the Companies, to or with any entity other than the Buyer.

7.13. Consents of Third Parties. The Companies will employ their best efforts to secure with the cooperation of the Buyer, before the Closing Date, (a) the consent, approval, authorization, exemption or waiver (including all governmental approvals), in form and substance satisfactory to the Buyer and the Buyer's counsel, to the consummation of the transactions contemplated by this Agreement by each party to any of the Personal Property Leases, Employee Agreements, Real Property Leases, Other Contracts, Permits and any other contracts listed on Schedule 5.14 under which such transactions would constitute a default, would accelerate obligations of the Companies or would permit cancellation of any such contract or Permit and (b) any other governmental authorizations or approvals required to enable the Buyer to operate the Business as currently conducted after Closing.

7.14. Satisfaction of Conditions Precedent. The members of the Selling Group will use their best efforts to cause the satisfaction of the conditions precedent contained herein.

8. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.

The obligation of the Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):

8.1. Representations and Warranties True at Closing. The representations and warranties made by each member of the Selling Group in or pursuant to this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

8.2. Compliance with Agreement. Each member of the Selling Group shall have performed and complied with all of its obligations under this Agreement to be performed or complied with by it on or prior to the Closing Date.

8.3. No Change. The business, assets or properties of the Companies (including the Acquired Assets) shall not have been, and shall not be threatened to be, adversely affected in any way as a result of fire, explosion, earthquake, disaster, labor trouble or dispute, change in business organization, any action by the United States or any other governmental authority, change in technology, obsolescence of product, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy. Since August 31, 2012, there shall not have occurred any material adverse change in the condition (financial or otherwise), operations, business, prospects or assets of the Companies or imposition of any laws, rules or regulations which would materially

adversely affect the condition (financial or otherwise), operations, business, prospects or assets of the Companies.

8.4. Selling Group's Certificate. The Selling Group shall have delivered to the Buyer in writing, at and as of the Closing, a certificate duly executed by an officer of the Companies and by each of the Selling Members, in form and substance satisfactory to the Buyer and the Buyer's counsel, certifying that the conditions in each of Section 8.1, 8.2 and 8.3 have been satisfied.

8.5. Initial Closing Statement. The Seller shall have delivered at the Closing the Initial Closing Statement and the certificate referred to in Section 3.2(a).

8.6. Opinion of Counsel. Robertson & Williams, Steven H. Swander, Esq. and James H. Guest, L.L.C., counsel to the Companies, Retail Services and the Selling Members shall have delivered to the Buyer and to the purchasers of the Senior Notes written opinions covering their respective jurisdictions, addressed to the Buyer and to the purchasers of the Senior Notes and dated the Closing Date, substantially in the form of Exhibit B hereto.

8.7. Approvals. All limited liability company and other approvals in connection with the transactions contemplated by this Agreement and the form and substance of all certificates and other documents delivered hereunder shall be reasonably satisfactory in form and substance to the Buyer and Buyer's counsel.

8.8. No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body (a) in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby or (b) in connection with any claim for damages in excess of $10,000 against any of the Companies (except for matters disclosed on Schedule 5.7 hereto).

8.9. Financing. The Buyer shall have obtained debt and/or equity financing on terms satisfactory to them providing the Buyer with sufficient funds to pay the Purchase Price, and all fees and expenses payable by the Buyer arising in connection with the transactions contemplated by this Agreement and providing the Buyer with sufficient availability to finance its working capital needs following the Closing, and all conditions precedent to funding under such financing arrangements (other than the purchase and sale provided for in Section 4) shall have been satisfied or waived.

8.10. Discharge of Encumbrances. Each Encumbrance on the assets of the Companies (including the Acquired Assets) described on Schedule 5.9 hereto shall have been discharged or an agreement for discharge satisfactory to Buyer obtained, and each Uniform Commercial Code financing statement filed against any of such assets (other than any such financing statement in favor of any lender to the Buyer) shall either have been terminated or termination statements or agreements to provide same with respect thereto in

form and substance satisfactory to the Buyer and the Buyer's counsel shall have been delivered to the Buyer.

8.11. Consents of Third Parties. The Companies will have obtained the consent, approval, authorization, exemption or waiver (including all governmental approvals), in form and substance satisfactory to the Buyer and the Buyer's counsel, to the consummation of the transactions contemplated by this Agreement by each party to any of the Personal Property Leases, Employee Agreements, Real Property Leases, Other Contracts (including certain customer contracts), Permits and other contracts described on Schedule 5.14 under which such transactions would constitute a default, would accelerate obligations of the Companies or the Buyer or would permit cancellation of any such contract or Permit and shall have obtained any other governmental authorizations or approvals required to enable the Buyer to operate the Business as currently conducted after Closing. Furthermore, each Company will have entered into a Real Property Waiver and Consent with Harvest Capital Credit LLC and the lessor under any Real Property Lease held by such Company, in the form attached hereto as Exhibit H.

8.12. Certificate of Indebtedness. The Seller shall have prepared and delivered to the Buyer a certificate (the "Certificate of Indebtedness") certifying as to the amount of Indebtedness of the Companies outstanding on the Closing Date, and specifying the amount owed to each creditor listed thereon. The Companies shall have caused their creditors to deliver pay-off letters and lien discharges, each in form satisfactory to the Buyer, with respect to such Indebtedness.

8.13. Escrow Agreement. The Seller shall have executed and delivered to the Buyer the escrow agreement in the form of Exhibit C hereto (the "Escrow Agreement"), and the Escrow Agreement shall be in full force and effect.

8.14. [Reserved.]

8.15. Resignations. Each of the managing members and officers of the Included Companies shall have resigned from their positions, effective as of the Closing Date.

8.16. Christal's Name. The Buyer shall have received evidence satisfactory to them that (i) the Buyer shall have the exclusive right to use the "Christal's" name throughout the United States, except in the states of Colorado and New Mexico, and within a 45-mile radius of El Paso, Texas, including, without limitation, a Trademark Use Agreement entered into between Seller and E.B.S. Enterprises, Inc. substantially in the form of Exhibit D hereto (the "Trademark Use Agreement"), and (ii) no other party has a federal registration or has filed an application therefor for the trademark "Christal's" or any variation thereof in connection with adult novelty items, lingerie, sexual aids or any related products or services.

8.17. Instruments of Sale and Transfer. Seller shall have executed and delivered to the Buyer such instruments of sale and transfer as shall be effective at Closing to vest in the Buyer all of Seller's right, title and interest in and to the Intellectual Property including, without limitation, a Bill of Sale substantially in the form of Exhibit E hereto (the "Bill of

Sale"), a Trademark Assignment to Retail Services substantially in the form of Exhibit F-1 hereto and a Trademark Assignment to Buyer substantially in the form of Exhibit F-2 hereto (the "Trademark Assignments"), and a Domain Name Assignment substantially in the form of Exhibit G hereto (the "Domain Name Assignment").

8.18. Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Buyer in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in all respects to the Buyer and the Buyer's counsel, and the Buyer shall have received the originals or certified or other copies of all such records and documents as the Buyer may reasonably request.

9. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.

The obligation of the Seller to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by the Seller):

9.1. Representations and Warranties True at Closing. The representations and warranties made by the Buyer in this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

9.2. Compliance with Agreement. The Buyer shall have performed and complied with all of its obligations under this Agreement that are to be performed or complied with by them at or prior to the Closing.

9.3. Closing Certificate. The Buyer shall have delivered to the Seller in writing, at and as of the Closing, a certificate duly executed by an officer of the Buyer, in form and substance satisfactory to the Seller and the Seller's counsel, to the effect that the conditions in each of Sections 9.1 and 9.2 have been satisfied.

9.4. No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

9.5. Agreements. The Buyer shall have executed and delivered the Escrow Agreement and such agreement shall be in full force and effect.

9.6. Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Seller in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in all respects to the Seller and their counsel, and the Seller shall have received the originals or certified or other copies of all such records and documents as the Seller may reasonably request.

10. CERTAIN COVENANTS.

10.1. Confidential Information. Any and all information disclosed by or on behalf of the Buyer or any of the Selling Group (in such capacity, the "Disclosing Party") to any of the Selling Group or the Buyer (in such capacity, the "Receiving Party") as a result of the negotiations leading to the execution of this Agreement, or in furtherance thereof, which information was not already known to the Receiving Party shall remain confidential to such Receiving Party and its respective employees and agents, except to the extent that the Buyer in its reasonable judgment must disclose any information obtained as a Receiving Party to banks and other institutional or other lenders in the process of procuring the loan or loans of funds for the purchase contemplated herein and except that the Buyer shall not be restricted under this sentence upon consummation of the Closing with respect to information relating to the Business. If the transactions contemplated by this Agreement are not consummated, each Receiving Party agrees not to further divulge or disclose or use for its benefit or purposes any such information at any time in the future unless it has otherwise become public (without violation of this Agreement), and if the transactions contemplated by this Agreement are consummated, the Selling Members and the Companies agree not to divulge or disclose or use for their benefit or purposes any information with respect to the Buyer or the Business unless such information has already become public (or otherwise in connection with their employment with the Buyer as authorized by the Buyer). The information intended to be protected hereby shall include, but not be limited to, financial information, customers, sales representatives, and anything else having an economic or pecuniary benefit to the Disclosing Party.

10.2. Non-Competition. Each member of the Selling Group acknowledges that the covenants and agreements in this Section 10.2 are a condition precedent to the Buyer's obligations to purchase the Acquired Assets from the Seller under this Agreement, and that the Buyer would not purchase the Acquired Assets but for the agreements of the members of the Selling Group with the Buyer in this Section 10.2. Each of the members of the Selling Group and the Buyer acknowledges that from and after the Closing the Buyer will sell products to customers located throughout the United States, except in the states of Colorado and New Mexico, and within a 45-mile radius of El Paso, Texas (the "EBS Territory"), and that engagement by any member of the Selling Group in the Designated Industry (as hereinafter defined) anywhere in the United States, except in the states of Colorado and New Mexico, and within a 45-mile radius of El Paso, Texas, could cause the Buyer irreparable damage. For a period from the date hereof until the fifth anniversary of the Closing Date, no member of the Selling Group shall, without the prior written consent of the Buyer, (i) engage anywhere in the United States, directly or indirectly, alone or as a shareholder (other than as a holder of less than 1% of the capital stock of any publicly traded corporation), partner, manager, member, officer, director, employee or consultant, in any business organization or otherwise that is engaged or becomes engaged in the Business (the "Designated Industry"), (ii) divert to any competitor of the Buyer or its Affiliates any customer of the Buyer or its Affiliates, or (iii) hire, solicit or encourage any officer, manager, employee or consultant of the Buyer or any of its Affiliates to leave their employ for employment by or with any member of the Selling Group or any competitor of the Buyer or any of its Affiliates. If at any time the provisions of this Section 10.2 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to

area, duration or scope of activity, this Section 10.2 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and each of the members of the Selling Group agrees that this Section 10.2 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. The provisions of this non-compete shall not apply to any member of the Selling Group to the extent such member may be conducting business in the EBS Territory if E.B.S. Enterprises, Inc. breaches its agreements with the members of the Selling Group and they are no longer subject to restrictions on such business activities within the EBS Territory.

10.3. Use of Intellectual Property. Save and except all names beginning with "Corinthian" used by the Selling Group, the Buyer is purchasing all of the Companies' Intellectual Property rights to the trademarks, logos, business name, copyrights, and the domain name of the Companies used in connection with the Business, and therefore the Seller shall not be entitled to use the trademarks and logos identified on Schedule 1.1(h) hereto, the name "Christal's," the domain name "christals.com," the copyrighted information on the website, or any variations thereof as trademarks, logos, corporate or business names, or domain names anywhere in the world from and after the Closing. The Seller shall, simultaneously with the Closing, undertake and promptly pursue all necessary action to change their business and corporate names to new names bearing no resemblance to any of their present names so as to permit the use of such names by the Buyer and its Affiliates. The Seller shall, simultaneously with the Closing, undertake and promptly notify Network Solutions to change the ownership and contact information of the domain name "christals.com" to reflect the Buyer's information as indicated on the Domain Name Assignment. Buyer may continue to use the "ZJ Gifts" names with respect to the Included Companies.

10.4. Nonassignable Contracts.

(a) To the extent that any Personal Property Lease, Employee Agreement, Real Property Lease, Permit or Other Contract (an "Assumed Contract") is not capable of being transferred by the Seller to the Buyer pursuant to this Agreement without the consent, approval or waiver of a third person, and such consent, approval or waiver is not obtained prior to Closing (and the Closing still occurs) or Seller are unable, after using best efforts, to obtain consent after Closing, or if such transfer or attempted transfer would constitute a breach thereof or a violation of any law, rule or regulation, nothing in this Agreement will constitute a transfer or an attempted transfer thereof.

(b) The Seller shall use its best efforts and the Buyer shall cooperate with the Seller to obtain, at Seller's expense, such consents, approvals and waivers necessary to transfer the Assumed Contracts.

(c) In the event that such consents, approvals and waivers referred to in paragraph (a) are not obtained by the Seller and the Closing occurs, then, the Seller shall use its best efforts to (i) obtain such consents after Closing, (ii) provide to the Buyer the benefits and burdens of any Assumed Contract referred to in paragraph (a) above, (iii)

cooperate with the Buyer in any reasonable and lawful arrangement designed to provide such benefits and burdens to the Buyer without incurring any obligation to any other Person other than to provide such benefits to the Buyer, including without limitation, the appointment of the Buyer as the agent of the Seller for purposes of such Assumed Contract, and (iv) enforce, at the request of the Buyer for the account of the Buyer, any rights of the Seller arising from such Assumed Contract (including without limitation the right to terminate such Assumed Contract in accordance with the terms thereof upon the request of the Buyer).

(d) No consent, approval or waiver of a third person with respect to the transfer of, or any novation with respect to, any Assumed Contract, shall cause an Excluded Liability to be deemed for purposes of this Agreement to have become an Assumed Liability or otherwise affect the rights of the Buyer under Section 11 hereof.

11. INDEMNIFICATION.

11.1. Indemnity by the Selling Group. Subject to the overall limitations, minimum amounts and time limitations set forth in Section 11.5, each member of the Selling Group jointly and severally agrees to indemnify and hold each of the Buyer and the Included Companies and each of their managers, directors, officers, employees and Affiliates and their successors and permitted assigns harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including without limitation the reasonable fees and disbursements of counsel (collectively, the "Losses"), related to or arising directly or indirectly out of any of the following:

(a) any failure or any breach by any member of the Selling Group of any representation or warranty, covenant, obligation or undertaking made by any member of the Selling Group in or pursuant to this Agreement (including the Schedules and Exhibits hereto) or any other statement, certificate or other instrument delivered pursuant hereto;

(b) any claim, liability, obligation or damage with respect to the Excluded Liabilities, including without limitation the following and including any of the following liabilities of the Included Companies:

(i) any actual or alleged liability for the cleanup or removal of, or for death or injury to person or property and any other damages or expenses incurred (to the extent not covered by insurance), as a result of the release, emission or discharge of, any Hazardous Substance, hazardous waste, toxic pollutants or other chemical by-products relating to or affecting the assets of the Companies (including the Acquired Assets), the Real Property or the Business, to the extent such liability arises out of any matter that occurred or existed on or before the Closing Date;

(ii) any actual or alleged liability for death or injury to person or property, to the extent not covered by insurance, as a result of any actual or alleged

defect in any product sold or manufactured by any of the Companies on or prior to the Closing Date;

(iii) any contractual product warranty claims arising out of defects in any product sold or manufactured by any of the Companies prior to the Closing Date;

(iv) to the extent not covered by insurance, any claim, obligation or liability (including any increase in insurance costs) arising in connection with the employment or termination of employment of any persons in the Business on or before the Closing Date, including any workmen's compensation claims, any employee grievances, any liabilities with respect to pension, medical or other employment benefits and any liabilities for accrued vacation, bonus or severance payments arising prior to Closing or as a result of the consummation of the transactions contemplated by this Agreement; or

(v) any Tax liability of any of the Companies, other than Tax liabilities of the Included Companies arising after the Closing Date; in each case to the extent that the foregoing do not constitute Assumed Liabilities by virtue of their being accrued or reserved against on the Final Closing Statement;

(c) except for the Assumed Liabilities, any claim or liability arising under the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement (in view of such indemnification obligation the Buyer hereby waive the Seller's compliance with any such bulk sales laws as a condition to the Closing hereunder); and

(d) any liability with respect to any of the items disclosed on Schedules 5.7, 5.8, 5.9, 5.10, 5.16, 5.17, 5.18, 5.22 or 5.25 hereto.

11.2. Indemnity by the Buyer. Subject to the overall limitations, minimum amounts and time limitations set forth in Section 11.5 below, the Buyer agrees to indemnify and hold the members of the Selling Group harmless from and with respect to (a) any and all Losses, related to or arising directly or indirectly out of any failure or breach by the Buyer of any representation or warranty, covenant, obligation or undertaking made by the Buyer in this Agreement (including the Schedules and Exhibits hereto) or any other statement, certificate or other instrument delivered pursuant hereto and (b) any claim, liability, obligation or damage with respect to Assumed Liabilities, including any which arise with respect to the Acquired Assets after the Closing Date.

11.3. Claims.

(a) Notice. Any party seeking indemnification hereunder (the "Indemnified Party") shall promptly notify the other party or parties hereto from whom such Indemnified Party is entitled to indemnification hereunder (the "Indemnifying Party", which term shall include all Indemnifying Parties if there be more than one) of any action, suit, proceeding, demand or breach (a "Claim") with respect to which the Indemnified Party claims indemnification hereunder, provided that failure of the Indemnified Party to

give such notice shall not relieve the Indemnifying Party of its obligations under this Section 11 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby.

(b) Third Party Claims. If such Claim relates to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a "Third Party Claim"), the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim after receipt of notice of such claim from the Indemnified Party. Within thirty (30) days after receipt of notice of a particular matter from the Indemnified Party, the Indemnifying Party may assume the defense of such Third Party Claim, in which case the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim, if and only if the following conditions are satisfied:

(i) the Indemnifying Party shall have confirmed in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim;

(ii) the Indemnified Party shall not have given the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that matters of corporate or management policy or a conflict of interest make separate representation by the Indemnified Party's own counsel advisable; and

(iii) such Third Party Claim involves only money damages and does not seek an injunction or other equitable relief.

The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

11.4. Method and Manner of Paying Claims. In the event of any Claims under this Section 11, the claimant shall advise the party or parties who are required to provide indemnification therefor in writing of the amount and circumstances surrounding such Claim. With respect to liquidated Claims, if within thirty (30) days the other party has not contested such Claim in writing, the other party will pay the full amount thereof within ten (10) days after the expiration of such period. Any amount owed by an Indemnifying Party hereunder with respect to any Claim may be set-off by the Indemnified Party against any amounts owed by the Indemnified Party to any Indemnifying Party, including without limitation, any amounts which may be or become owing under the Seller Notes. The unpaid balance of a Claim shall bear interest at a rate per annum equal to the rate announced in The Wall Street Journal, "Money Rates" column as the "Prime Rate" plus two percent (2%) from the date notice thereof is given by the Indemnified Party to the Indemnifying Party.

11.5. Limitations on Indemnification.

(a) The members of the Selling Group on the one hand and the Buyer on the other hand shall not be required to indemnify an Indemnified Party hereunder except to the extent that the aggregate amount of Losses for which the Indemnified Party is otherwise entitled to indemnification pursuant to this Section 11 exceeds $25,000, whereupon the Indemnified Party shall be entitled to be paid the aggregate amount of all such Losses regardless of such threshold amount, but subject to the limitations on maximum amount of recovery set forth in Section 11.5(b); provided, that Losses related to or arising directly or indirectly out of any inaccuracies in any representation or warranty made by the Selling Group in Sections 5.8, 5.9, 5.10, 5.16, 5.18, 5.22 or 5.23 or payable with respect to claims for indemnification made with respect to Sections 11.1(b), 11.1(c), 11.1(d) hereof or in connection with a breach by the members of the Selling Group of any other covenant or agreement in this Agreement (collectively, "Unlimited Claims") shall be indemnified in their entirety by the Selling Group and shall not be subject to the limitations set forth in this Section 11.5(a).

(b) The aggregate Losses payable by an Indemnifying Party pursuant to this Section 11 with respect to all claims for indemnification (other than Unlimited Claims) shall not exceed the Purchase Price.

(c) No Indemnifying Party shall be liable for any Losses pursuant to this Section 11 unless a written claim for indemnification in accordance with Section 11.4 is given by the Indemnified Party to the Indemnifying Party with respect thereto by April 30, 2013, except that this time limitation shall not apply to any Losses related to or arising directly or indirectly out of any Unlimited Claims, as to which in each case the applicable statute of limitations shall apply and if no statute of limitations applies, such time limitation shall be indefinite.

11.6. Adjustments for Indemnity Payments. The Buyer and the Seller agrees to treat any indemnity payment made pursuant to this Agreement as an adjustment to the Purchase Price, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a)(1) or (2) of the Code.

12. TERMINATION. This Agreement may be terminated by either the Buyer or the Seller in writing, without liability to the terminating party or parties on account of such termination (provided the terminating party or parties is not otherwise in default or in breach of this Agreement), if the Closing shall not have occurred on or before October 31, 2012, other than as a consequence of the intentional breach or the intentional default by the terminating party or parties.

13. DEFINITIONS. As used herein the following terms not otherwise defined have the following respective meanings:

"Affiliate": As applied to any Person (as defined in this Section 13), any Person controlling, controlled by or under common control with such Person.

"Code": The Internal Revenue Code of 1986, as amended.

"Indebtedness": As applied to any Person (as defined in this Section 13), all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, including without limitation, (a) all indebtedness of such Person for the deferred purchase price of property or services represented by a note, (b) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (c) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (d) all obligations under leases which shall have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which such Person is liable as lessee, (e) any liability of such Person in respect of banker's acceptances or letters of credit, (f) all interest, fees and other expenses owed with respect to the indebtedness referred to above, and (g) all indebtedness referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

"IRS": The United States Internal Revenue Service.

"Person": Any corporation, association, partnership, limited liability company, trust or other entity, any organization, business, individual, government or political subdivision thereof or any governmental agency.

"Tax": Any federal, state, local, foreign and other income, profits, franchise, capital, capital stock, net worth, withholding, unemployment insurance, social security, occupational, production, severance, gross receipts, value added, sales, use, excise, stamp, registration, real or personal property, ad valorem, occupancy, transfer, employment, disability, workers' compensation or other similar tax, customs, duty or other governmental charge (including all interest and penalties thereon and additions thereto).

"Tax Authority": With respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

"Tax Return": Any return, declaration, report, claim for refund, information return, statement or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any law, regulation or administrative requirements relating to any Tax.

14. GENERAL.

14.1. Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement or otherwise made in writing in connection with the transactions contemplated hereby (in each case except as affected by the transactions contemplated by this Agreement) shall be deemed material and,

notwithstanding any investigation by the Buyer, shall be deemed to have been relied on by the Buyer and shall survive the Closing, and the consummation of the transactions contemplated hereby. Each representation and warranty made by any member of the Selling Group or the Buyer in this Agreement shall expire on the last day, if any, that Claims for breaches of such representation or warranty may be made pursuant to Section 11.5 hereof, except that any such representation or warranty that has been made the subject of a Claim prior to such expiration date shall survive with respect to such Claim until the final resolution of such Claim pursuant to Section 11.

14.2. Expenses. All transfer and sales taxes payable with respect to the sale and conveyance of the Acquired Assets to the Buyer shall be paid by the Buyer. All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including without limitation attorneys', accountants' and outside advisers' fees and disbursements, shall be borne by the party incurring such expenses. All brokerage commissions of The Hughes Group shall be paid exclusively by the Selling Group.

14.3. Notices. All notices, demands and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by facsimile or electronic communication, as follows:

If to any member of the Selling Group, to:

Gary Zebrowski
2812 N.W. 57th Street, Suite 103
Oklahoma City, Oklahoma 73112
Email: garyzeb@swbell.net

And

Ross Jackson
28651 Western Court
Evergreen, CO 80439
Email: rjackson@zjinv.com

with a copy sent contemporaneously to:

Robertson & Williams
9658 N. May Avenue, Suite 200
Oklahoma City, Oklahoma 73120
Attention: Mark A. Robertson, Esq.
Email: mark@robertsonwilliams.com

If to the Buyer, to:

Christals Acquisition, LLC

590 Madison Avenue, 27th Floor
New York, NY 10022
Email: eroberts@1847companies.com; and etobin@gemny.com

with a copy sent contemporaneously to:

Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, NY 10022
Attention: Adam S. Gottbetter, Esq.
Email: notices@gottbetter.com

Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, (c) if mailed, three (3) days after being mailed as described above, and (d) if sent by facsimile or electronic communication, when received

14.4. Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

14.5. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to agreements entered into and to be performed entirely within New York without applying its principles of choice of law. Each party to this Agreement (a) submits to the exclusive jurisdiction of any state or federal court located in New York County in the State of New York having subject matter jurisdiction in any action or proceeding arising out of or relating to this Agreement, (b) agrees that any dispute or controversy concerning, arising out of or relating to this Agreement may be heard and determined in any such court, and (c) shall not bring any action or proceeding concerning, arising out of or relating to this Agreement in any other court. Each party to this Agreement waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought. Any party to this Agreement may make service on another party hereto by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in this Agreement. Nothing in this Section 14.5, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

14.6. Sections and Section Headings. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

14.7. Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto; provided, however, that nothing contained in this Section 14.7 shall prevent the Buyer, without the consent of

the members of the Selling Group, (a) from transferring or assigning this Agreement or its rights or obligations hereunder to another entity controlling, under the control of, or under common control with the Buyer or (b) from assigning all or part of its rights or obligations hereunder by way of collateral assignment to any bank or financing institution or other lender providing financing for the acquisition contemplated hereby or (c) from transferring or assigning this Agreement or its rights or obligations hereunder to another Person in connection with a sale of substantially all of the assets of any Buyer, but no such transfer or assignment made pursuant to clauses (a) or (b) shall relieve such Buyer of its obligations under this Agreement.

14.8. Severability. In the event that any covenant, condition, or other provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed to be severable from the remainder of this Agreement and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision contained herein.

14.9. Further Assurances. The parties agree to take such reasonable steps and execute such other and further documents as may be necessary or appropriate to cause the terms and conditions contained herein to be carried into effect, and perform such further acts as Buyer may reasonably request in order to fully effect the conveyance and transfer to Buyer of, or perfect Buyer's rights, title and interest in, any of the Acquired Assets.

14.10. Tax Treatment. The Buyer and the Seller shall treat and report the transactions contemplated by this Agreement in all respects consistently for purposes of any foreign, federal, state or local tax, including without limitation with respect to calculation of gain, loss and basis with reference to the allocation of the Purchase Price made pursuant to Section 3 hereof. The parties hereto shall not take any actions or positions inconsistent with the obligations set forth herein.

14.11. No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the members of the Selling Group and the Buyer and their respective members, any rights or remedies under or by reason of this Agreement.

14.12. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. To the extent this Agreement or any writing required or permitted hereby is signed and/or delivered by means of facsimile or other electronic transmission, such facsimile or other electronic transmission shall be treated in all manner and respects as an original signed counterpart thereof and shall nonetheless be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

14.13. Satisfaction of Conditions Precedent. Each member of the Selling Group and the Buyer will use its commercially reasonable efforts to cause the satisfaction of the conditions precedent contained in this Agreement; provided, however, that nothing

contained in this Section 14.13 shall obligate any party hereto to waive any right or condition under this Agreement.

14.14. Public Statements or Releases. Each of the parties hereto agrees that no party to this Agreement will make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the consent of the other parties hereto. Nothing contained in this Section 14.14 shall prevent any party from making such disclosures as such party may consider necessary in order to obtain financing for the transactions contemplated hereby or to satisfy such party's legal or contractual obligations.

14.15. Business Records. The Buyer acknowledges that business records of the Companies relating to the Companies' operations prior to the Closing will be conveyed to the Buyer as part of the Acquired Assets, and that the Seller may from time to time require access to or copies of such records in connection with Tax matters and claims arising with respect to their operations prior to the Closing or the winding up of their affairs, and the Buyer agrees that upon reasonable prior notice from the Seller, it will, during normal business hours, provide the Seller with either access to or, at the Buyer's option, copies or, if required, the originals of such records for such purposes, provided that any originals provided are returned as soon as practicable. The Seller agrees to hold any information so provided in confidence and to use such information only for the purposes described above. The Buyer agrees that they will not within six (6) years after the Closing Date destroy any business records prepared prior to the Closing without first notifying the Seller and affording it the opportunity to remove or copy them. For purposes of the preceding sentence, any notice from the Buyer delivered in accordance with Section 14.3 shall be deemed to be adequate notice if not responded to in writing by the Seller within thirty (30) days.

14.16. Knowledge. Whenever the phrase "to the knowledge of any member of the Selling Group" or another similar qualification is used herein, the members of the Selling Group shall be deemed to have knowledge of any particular fact or other matter if any Selling Member has knowledge of such fact or matter after reasonable investigation.

14.17. Non-Disparagement. None of the parties to this Agreement shall utter disparaging or defamatory remarks, oral or written, with respect to the other parties or concerning the business, affairs, operations, financial condition, or actions (past, present or future) of the Companies or the Business.

14.18. Post-Closing Cooperation. After the Closing Date, Seller shall provide Buyer with such reasonable assistance (without charge) as may be requested by Buyer in connection with USPTO filings relating to the Intellectual Property.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.

ACQUISITION:

CHRISTALS ACQUISITION, LLC
By Christals Parent, LLC, its sole Member

By: ______________________
Name: Edward J. Tobin
Title: Manager

And by: ______________________
Name: Ellery W. Roberts
Title: Manager

SELLER:

RETAIL SERVICES L.L.C.

By: ______________________
Name:
Title:

SELLING MEMBERS:

GARY A. ZEBROWSKI LIVING TRUST

By: ______________________
Name:
Title:

____
Gary Zebrowski

____
Ross Jackson

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.

ACQUISITION:

CHRISTALS ACQUISITION, LLC
By Christals Parent, LLC, its sole Member

By:____________________
Name: Edward J. Tobin
Title: Manager

And by: ____________________
Name: Ellery W. Roberts
Title: Manager

SELLER:

RETAIL SERVICES L.L.C.

By: [signature]
Name: GARY A. ZEBROWSKI
Title: MANAGER

SELLING MEMBERS:

GARY A. ZEBROWSKI LIVING TRUST

By: [signature]
Name: GARY A. ZEBROWSKI
Title: TRUSTEE

[signature]
Gary Zebrowski

____
Ross Jackson

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.

ACQUISITION:

CHRISTALS ACQUISITION, LLC
By Christals Parent, LLC, its sole Member

By:______________________
Name: Edward J. Tobin
Title: Manager

And by: ____________________
Name: Ellery W. Roberts
Title: Manager

SELLER:

RETAIL SERVICES L.L.C.

By:______________________
Name:
Title:

SELLING MEMBERS:

GARY A. ZEBROWSKI LIVING TRUST

By: ______________________
Name:
Title:

____
Gary Zebrowski

____
Ross Jackson